Exhibit 99.1

International Rectifier Completes Sale of Power Control Systems Business to Vishay

EL SEGUNDO, California April 2, 2007 — International Rectifier Corporation (IR) (NYSE: IRF) announced today that on April 1, 2007 the company completed the previously announced sale of its Power Control Systems (PCS) business to Vishay Intertechnology, Inc. for approximately $290 million in cash.

 The PCS business consists of the company’s Non-Aligned Product and Commodity Product segments.  Product lines included in the divestiture are certain discrete planar MOSFETs, discrete diodes and rectifiers, discrete thyristors, multi-chip modules not including integrated circuits and certain other specified products.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Company contact: Portia Switzer, 310.726.8254.